                              EMPLOYMENT AGREEMENT

                                 by and between

                             NATIONSBANK CORPORATION

                                       and

                                 CHARLES E. RICE

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of October 10, 1997, by and between Charles E. Rice (the "Executive") and NationsBank Corporation, a North Carolina corporation (the "Corporation").

         The Executive is currently employed by Barnett Banks, Inc., a Florida corporation ("Barnett"), as Chairman and Chief Executive Officer and is a party to an employment agreement with Barnett (the "Prior Agreement") dated as of July 1, 1996. Pursuant to the Agreement and Plan of Merger, dated as of August 29, 1997 (the "Merger Agreement"), by and between the Corporation and Barnett, Barnett will merge (the "Merger") with and into the Corporation (or a wholly-owned subsidiary of the Corporation) as of the "Effective Time" (as defined in the Merger Agreement).

         The Board of Directors of the Corporation (the "Board") recognizes that the Executive will contribute significantly to the growth and success of the Corporation following the Effective Time. The Board desires to provide for the continued employment of the Executive and to encourage the attention and dedication to the Corporation of the Executive as a member of the Corporation's management, in the best interests of the Corporation and its shareholders. The Executive is willing to commit himself to serve the Corporation on the terms and conditions herein provided.

         In order to effect the foregoing, the Corporation and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. This Agreement shall become effective only at the Effective Time. If the Effective Time does not occur, this Agreement shall be of no force and effect.

         Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Employment; Term. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Corporation hereunder (the "Employment Period") shall commence on the date (the "Effective Date") on which the Effective Time occurs and shall end on the Executive's Date of Termination (as defined in Section 8(b) hereof). The term of this Agreement (the "Term") shall begin on the Effective Date and shall end on the third anniversary thereof.

         2. Prior Agreement. As of the Effective Date, the Prior Agreement is hereby amended and superseded in its entirety by the terms and provisions of this Agreement.

         3. Position and Duties. As of the Effective Date, the Executive shall serve as a member of the Board and of the Corporation's Executive Committee. Immediately upon the retirement of the Corporation's current Chairman of the Board, the Executive shall serve as Chairman of the Board, in which capacity the Executive shall perform the usual and customary duties of the chairman of the board of a major United States financial institution. As of the

Effective Date, the Executive shall also represent the Corporation at appropriate national trade association and industry group meetings, including but not limited to the International Financial Conference (Golembe Group) and the Annual CEO Conference. The Corporation agrees to support the Executive's election and reelection to the Board during the Term. Following termination of the Executive's employment hereunder for any reason other than for Cause, the Executive shall continue to serve as a director of the Corporation until the end of the Term.

         4. Place of Performance. In connection with the Executive's employment by the Corporation, the Executive's principal business address shall be at Barnett's current principal executive offices in Jacksonville, Florida or in such other place as the Executive and the Corporation may agree.

         5.       Compensation and Related Matters.

                  (a) Base Salary. During the Employment Period, the Corporation shall pay the Executive an annual base salary ("Base Salary") of $1,000,000 or, if greater, an amount equal to the annual base salary in effect from time to time for the Chief Executive Officer of the Corporation. Base Salary shall be paid in approximately equal installments in accordance with the Corporation's customary payroll practices. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Corporation hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Corporation to pay the Executive's salary hereunder.

                  (b) Bonuses. During the Employment Period, the Executive shall receive annual bonuses (each an "Annual Bonus"), each of which shall be at least equal to 100% of the annual bonus awarded to the Chief Executive Officer of the Corporation; provided, however, that each Annual Bonus shall be no less than $2,500,000. The Annual Bonus shall be paid at a time and in a manner consistent with the time and manner in which the Annual Bonus is paid to the Chief Executive Officer of the Corporation.

                  (c) Equity-Based Compensation. The Corporation shall grant to the Executive (i) as of the Effective Date, 250,000 restricted shares of common stock of the Corporation and (ii) as of the Effective Date and as of each of the first two anniversaries of the Effective Date during the Employment Period, an option to purchase 200,000 shares (subject to equitable adjustment in the event of a stock split or similar event as provided in the Corporation's Key Employee Stock Plan) of common stock of the Corporation, all pursuant to the Corporation's Key Employee Stock Plan. Subject to the provisions hereof, (x) the restrictions with respect to one-third of the shares subject to the grant described in clause (i) of the preceding sentence shall lapse on each anniversary of the Effective Date, (y) the options described in clause (ii) of the preceding sentence shall become exercisable in three equal annual installments commencing with the date of grant, provided that any such options not yet exercisable on the last day of the Term shall become exercisable on such day, and (z) all previously awarded and outstanding options described in clause
(ii) of the preceding sentence shall remain exercisable for the three-year period commencing with the date of the Executive's termination of employment or until the original expiration date of such options, if earlier.

                  (d) Expenses. The Corporation shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation (including expenses incurred in connection with Executive's attendance at the trade association and industry group meetings referred to in Section 3 hereof), provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

                  (e)      Other Benefits.

                                    (i) During the Employment Period, the
                  Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Corporation to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and shall be entitled to all perquisites and special benefits provided to senior executives of the Corporation.

                                    (ii) Notwithstanding clause (i) above: (1)
                  the Corporation shall provide to the Executive and his spouse, at the Corporation's expense, lifetime retiree medical benefits equal to the medical benefits provided to retired employees of the Corporation at the Effective Date or as the same may be increased thereafter; and (2) during the Employment Period and thereafter the Corporation shall provide to the Executive, at the Corporation's expense, a home security system and related security measures for the Executive and his family, payment of club dues, unlimited use of the Corporation's private planes (with all taxes associated therewith paid by the Corporation on a grossed-up basis), use of the Corporation's apartments, use of a Corporation automobile (which shall be transferred to the Executive at his request during the Term), an annual executive physical and financial planning and tax preparation services, in each case on a basis no less favorable than as provided by Barnett as of the date hereof.

                                    (iii) During the Employment Period and for a
                  reasonable period thereafter, the Executive shall be entitled to remove from his office any and all items of personal importance to him, including but not limited to furnishings and any items of an ornamental or decorative nature. The Corporation shall, at the Executive's request, transfer ownership of any such items to the Executive.

                                    (iv) Notwithstanding clause (i) above, as of
                  the Effective Date the Executive shall be designated a participant in the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan ("SERP I") which shall provide the Executive with a target annual retirement benefit equal to sixty percent (60%) of the Executive's final five-year average earnings, offset by the Executive's annual retirement benefits from the Corporation's tax-qualified defined benefit plan, the Corporation's ERISA restoration plan, Barnett's tax-qualified defined benefit plan, the Supplemental Executive Retirement Plan of Barnett Banks, Inc. and its Affiliates (the "Barnett SERP"), any plan maintained by any previous employer of the Executive (which previous employer plan offset will be calculated in accordance with
                  Section 3.1(b)(1)(B) of the Barnett SERP as in effect on the date hereof) and social security. The Executive shall be credited with the Executive's service with, and compensation from, Barnett prior to the Effective Date for purposes of determining the Executive's SERP I target benefit. In no event shall the annual retirement benefit payable to the Executive from SERP I after the offsets listed above (the "Net SERP I Benefit") be less than $1,825,000, and the Executive shall be eligible to commence the Executive's Net SERP I Benefit upon the Executive's attainment of age sixty-five (65). Upon the Executive's death, his beneficiary shall be entitled to receive until such beneficiary's death an annual benefit equal to seventy-five percent (75%) of the Executive's Net SERP I Benefit. Notwithstanding the foregoing provisions of this clause, the Executive shall be entitled to receive the lump sum value of the Executive's Net SERP I Benefit within thirty
                  (30) days following the Executive's Date of Termination (as defined in Section 8(b) below) calculated using a discount rate of five percent (5%) and the 1983 Group Annuity Mortality Table and assuming a three year age difference between the Executive and the Executive's spouse. Any such election to receive a lump sum benefit may be made by the Executive's delivery of a written election to the Corporation on, or at any time after, the Effective Date. Such election may be made by the Executive without the consent of the Corporation or any administrative committee under SERP I, and no financial penalty or other reduction in the lump sum value calculated above shall be imposed as the result of such lump sum election. In the event the Executive elects a lump sum payment of the Executive's Net SERP I Benefit and dies prior to receiving such payment, the lump sum value of the Executive's Net SERP I Benefit (calculated as if the Executive had terminated employment on the date prior to his death) shall be paid to the Executive's estate or other designated beneficiary. See Section 14(d) for special provisions related to an income tax gross-up related to the Executive's Net SERP I Benefit.

                  (f) Vacation. The Executive shall be entitled to (i) the number of vacation days in each calendar year, (ii) compensation in respect of earned but unused vacation days, and (iii) all paid holidays, in each case as the same may be provided by the Corporation to its similarly situated executive officers.

                  (g) Services Furnished. During the Employment Period, the Corporation shall furnish the Executive with office space, stenographic assistance and such other facilities and services as are provided to the Executive by Barnett as of the date hereof. Following termination of the Executive's employment hereunder for any reason, the Executive shall continue to be provided with office space, stenographic assistance and such other facilities and services that are commensurate with his former position.

         6. Offices. Subject to Sections 3 and 4, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Corporation's subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Corporation's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Corporation, any of its subsidiaries, or in connection with any such executive position, as the case may be.

         7. Termination. The Employment Period shall end in the event of a termination of the Executive's employment in accordance with any of the provisions of this Section 7, and the Term shall end in the event of a termination of Executive's employment in accordance with the provisions of subsection (c) of this Section 7, in each case, on the Executive's Date of Termination (as defined in Section 8(b) below).

                  (a) Death. The Executive's employment hereunder shall terminate upon his death.

                  (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 8) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Corporation may terminate the Executive's employment hereunder for "Disability."

                  (c) Cause. The Corporation may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Corporation shall have "Cause" to terminate the Executive's employment hereunder upon the occurrence of any of the following events:

                                            (i) the conviction of the Executive
                  for the commission of a felony involving dishonesty with respect to the Corporation; or

                                            (ii) gross and willful misconduct by
                  the Executive that is demonstrably and materially injurious to the Corporation or its subsidiaries, whether monetarily or otherwise.

Cause shall not exist unless and until the Corporation has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail. For purposes of this Section 7(c), no act or failure to act on the Executive's part shall be considered "willful" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Corporation.

                  (d) Good Reason. The Executive may terminate his employment hereunder for "Good Reason." The Executive shall be deemed to have terminated his employment for

Good Reason if his employment terminates for any reason other than by the Corporation for Cause.

         8.       Termination Procedure.

                  (a) Notice of Termination. Any termination of the Executive's employment by the Corporation or by the Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated pursuant to Section 7(a) above, the date of the Executive's death, (ii) if the Executive's employment is terminated pursuant to section 7(b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day-period), (iii) if the Executive's employment is terminated pursuant to Section 7(c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated pursuant to Section 7(d) above, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

                  (c) Compensation During Dispute. If a purported termination occurs during the Term and such termination is disputed in accordance with subsection (b) of this Section 8, the Corporation shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection (b) of this Section 8. Amounts paid under this Section 8(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         9.       Compensation upon Termination or During Disability.

                  (a) Disability; Death. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive the Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 5 hereof, reduced by any payments made to the Executive during the disability period under the disability benefit plans of the Corporation then in effect or under the Social Security disability insurance program ("Disability Payments"). Subsequent to the termination of the Executive's employment pursuant to Section 7(b), or in the event the Executive's employment is terminated by reason of his death, the Corporation shall pay to the Executive, his legal representative or his successors (as described in Section 12(b)) the payments and benefits set forth in subsection (b) of this Section 9.

                  (b) By the Corporation without Cause or by the Executive for Good Reason. If during the Term the Executive's employment is terminated by the Corporation other than for Cause or by the Executive for Good Reason, then:

                                    (i) the Corporation shall pay the Executive
                  his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; any bonus payable hereunder in respect of a period which ended prior to the Date of Termination and which had not yet been paid; and an amount equal to the minimum bonus referred to in Section 5(b) hereof, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the applicable period to and including the Date of Termination and the denominator of which shall be 365;

                                    (ii) in lieu of any further salary or bonus
                  payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay as liquidated damages to the Executive an aggregate amount equal to the product of (A) the number of years (including fractions thereof) remaining in the Term as of the Date of Termination and (B) the sum of (1) the Executive's Base Salary rate in effect as of the Date of Termination, and (2) the minimum annual bonus referred to in Section 5(b) hereof, such amount to be paid in a cash lump sum within five (5) days following the Date of Termination;

                                    (iii) all equity based awards described in
                  Section 5(c) hereof shall become fully vested and exercisable, as applicable, and all options described in Section 5(c) that are then outstanding shall remain exercisable for the three-year period commencing with the Date of Termination;

                                    (iv) the Corporation shall continue to
                  provide to the Executive the benefits described in Section 5(e)(i) hereof for the remainder of the Term. Welfare and other insurance benefits otherwise receivable by the Executive pursuant to this Section 9(b)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Corporation is required to provide such benefits, and the Executive shall report any such benefits actually received to the Corporation; and

                                    (v) if the Executive's employment is
                  terminated by the Corporation other than for Cause (and not by the Executive for Good Reason), the Corporation shall grant to the Executive an immediately exercisable option to purchase that number of shares of common stock of the Corporation that he would have been granted pursuant to
                  Section 5(c) hereof during the remainder of the Term had his employment not been terminated.

                  (c) By Corporation for Cause. If the Executive's employment shall be terminated by the Corporation for Cause, then the Corporation shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination.

                  (d) Compensation Plans. Following any termination of the Executive's employment, the Corporation shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Corporation, including but not limited to any deferred compensation plan or program, at the time such payments are due in accordance with and subject to the provisions of such plans or programs.

                  (e) Mitigation. Except as is specifically provided in subsection (b) (iv) of this Section 9, the Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

         10.      Confidential Information; Non-Competition.

                  (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all trade secrets, confidential information, and knowledge or data relating to the Corporation and its businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Corporation and those designated by the Corporation. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10(a). The Executive agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Corporation at any time upon request by the Corporation and upon the termination of his employment hereunder for any reason.

                  (b) Non-Competition. During the Employment Period and for a period of two (2) years thereafter, the Executive shall not engage in Competition, as defined below, with the Corporation in any locality or region of the United States in which the Corporation had operations at the time of, or within six (6) months prior to, the termination of the Executive's employment hereunder; provided, that it shall not be a violation of this Section 10(b) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

                  For purposes of this Agreement, Competition by the Executive shall mean the Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant (for the purposes of this Section 10, the Executive shall be a "consultant" if the Executive works forty (40) or more hours for any one such entity in any ninety-day period) or lender to, or being a director, officer, employee, principal, agent, stockholder (other than as specifically provided for herein), member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the business of the Corporation as the same shall be constituted at any time during the Employment Period.

         11. Indemnification; Legal Fees. The Corporation shall indemnify the Executive to the fullest extent permitted by the laws of the Corporation's state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Corporation, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Corporation may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Corporation. The Corporation shall reimburse the Executive for any legal fees and expenses incurred by the Executive (including but not limited to the legal fees and expenses incurred pursuant to Section 16 hereof) in contesting or disputing any termination of the Executive's employment or in seeking to obtain or enforce any right or benefit provided by this Agreement (or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to any payment or benefit provided hereunder) other than for any such expenses, costs, liabilities or legal fees incurred as a result of the Executive's bad faith. Such payments shall be made within five (5) days after the Executive's request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

         12.      Successors; Binding Agreement.

                  (a) Corporation's Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) The Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                If to the Executive:     Charles E. Rice
                                         50 North Laura Street
                                         Jacksonville, FL  32202


                If to the Corporation:   NationsBank Corporation
                                         NationsBank Corporate Center
                                         100 North Tryon Street
                                         Charlotte, NC  28255

                                         Attention:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14.      Additional Payment.

                  (a) If any of the payments provided for in this Agreement (the "Contract Payments") or any portion of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Corporation shall pay to the Executive, no later than the fifth day following the earlier of the date on which such payment is made and the Date of Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income, employment and other taxes and Excise Tax upon the payment provided for by this subsection, shall be equal to the Contract Payments and such other Total Payments.

                  (b) For purposes of determining whether any payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Executive in connection with an event described in section 280(G)(b)(2)(A)(i) of the Code (hereinafter, a "change in control"), or the Executive's termination of employment pursuant to the terms of any plan, arrangement or agreement with Barnett, the Corporation, its successors, any person whose actions result in a change in control or any person affiliated with the Corporation or such person (together with the Contract Payments, the "Total Payments"), shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code except to the extent that, in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to the Executive, the Total Payments do not constitute parachute payments, (ii) all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax except to the extent that, in the opinion of such tax counsel, such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deductions of such state and local taxes.

                  (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (d) Notwithstanding any provision of this Agreement to the contrary, in addition to the payment of the Executive's Net SERP I Benefit as provided in Section 5(e)(iv), the Corporation shall pay the Executive from time to time additional amounts such that after all applicable federal and state and local income, employment and other taxes on the Executive's Net SERP I Benefit and on any additional amount payable under this Section 14(d), the Executive has received the Executive's entire Net SERP I Benefit on an after-tax basis. Any additional amount due under this Section 14(d) shall be due and payable to the Executive at the time the income, employment or other tax is assessed against the Executive's Net SERP I Benefit whether or not the Executive's Net SERP I Benefit is then payable. The federal and state and local income tax rates for purposes of calculating the additional amount hereunder shall be determined in accordance with the last sentence of Section 14(b).

         15. Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Corporation as may be specifically designated by the Board or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision to this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Jacksonville, Florida, in accordance with the rules of the American Arbitration Association then in effect or of such similar organization as the parties hereto may mutually agree. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Corporation.

         17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

         18. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 9, 10 and 11 hereof and Section 5(e) hereof (except for clause (i) thereof) shall survive the expiration of the Term. The compensation and benefits payable to the Executive under Section 9 of this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Corporation.

         19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         21. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        NATIONSBANK CORPORATION



                                        By:   /s/ James H. Hance, Jr.
                                             --------------------------
                                              James H. Hance, Jr., Vice
                                              Chairman and Chief Financial
                                              Officer



                                            /s/ Charles E. Rice
                                           --------------------------------
                                            Charles E. Rice